AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 VENTRITEX, INC.
                             ST. JUDE MEDICAL, INC.
                                       AND
                                PACESETTER, INC.


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                                TABLE OF CONTENTS

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ARTICLE 1

THE MERGER.............................................................................  1
         SECTION 1.2.   Effective Time.................................................  1
         SECTION 1.3.   Closing of the Merger..........................................  1
         SECTION 1.4.   Effects of the Merger..........................................  1
         SECTION 1.5.   Certificate of Incorporation and Bylaws........................  2
         SECTION 1.6.   Directors......................................................  2
         SECTION 1.7.   Officers.......................................................  2
         SECTION 1.8.   Conversion of Shares...........................................  2
         SECTION 1.9.   Exchange of Certificates.......................................  2
         SECTION 1.10.  Stock Options..................................................  4

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................  5
         SECTION 2.1.   Organization and Qualification; Subsidiaries...................  5
         SECTION 2.2.   Capitalization of the Company and its Subsidiaries.............  6
         SECTION 2.3.   Authority Relative to this Agreement...........................  6
         SECTION 2.4.   SEC Reports; Financial Statements..............................  7
         SECTION 2.5.   Information Supplied...........................................  7
         SECTION 2.6.   Consents and Approvals; No Violations..........................  8
         SECTION 2.7.   No Default.....................................................  8
         SECTION 2.8.   No Undisclosed Liabilities; Absence of Changes.................  8
         SECTION 2.9.   Litigation.....................................................  9
         SECTION 2.10.  Compliance with Applicable Law.................................  9
         SECTION 2.11.  Employee Plans.................................................  9
         SECTION 2.12.  Environmental Laws and Regulations............................. 10
         SECTION 2.13.  Tax Matters.................................................... 11
         SECTION 2.14.  Intangible Property............................................ 12
         SECTION 2.15.  Opinion of Financial Advisor................................... 12
         SECTION 2.16.  Brokers........................................................ 12
         SECTION 2.17.  Accounting Matters............................................. 13
         SECTION 2.18.  Material Contracts............................................. 13
         SECTION 2.19.  Products....................................................... 13
         SECTION 2.20.  Amendment to Rights Agreement.................................. 14

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION.............................................................. 14
         SECTION 3.1.   Organization................................................... 14
         SECTION 3.2.   Capitalization of Parent and its Subsidiaries.................. 15
         SECTION 3.3.   Authority Relative to this Agreement........................... 15
         SECTION 3.4.   SEC Reports; Financial Statements.............................. 15
         SECTION 3.5.   Information Supplied........................................... 16
         SECTION 3.6.   Consents and Approvals; No Violations.......................... 16
         SECTION 3.7.   No Default..................................................... 17
         SECTION 3.8.   No Undisclosed Liabilities; Absence of Changes................. 17
         SECTION 3.9.   Litigation..................................................... 17
         SECTION 3.10.  Compliance with Applicable Law................................. 18
         SECTION 3.11.  Tax Matters.................................................... 18
         SECTION 3.12.  Products....................................................... 18
         SECTION 3.13.  Intangible Property............................................ 18
         SECTION 3.14.  Brokers........................................................ 19
         SECTION 3.15.  Accounting Matters............................................. 19
         SECTION 3.16.  Telectronics Agreements........................................ 19
         SECTION 3.17.  Medtronic Agreement............................................ 19

ARTICLE 4

COVENANTS.............................................................................. 19
         SECTION 4.1.   Conduct of Business of the Company and Parent.................. 19
         SECTION 4.2.   Preparation of S-4 and the Proxy Statement..................... 22
         SECTION 4.3.   No Solicitation................................................ 22
         SECTION 4.4.   Intentionally omitted.......................................... 23
         SECTION 4.5.   Stockholder Meeting............................................ 23
         SECTION 4.6.   Access to Information.......................................... 23
         SECTION 4.7.   Additional Agreements; Best Efforts............................ 24
         SECTION 4.9.   Public Announcements........................................... 25
         SECTION 4.10.  Indemnification; Directors' and Officers' Insurance............ 25
         SECTION 4.11.  Notification of Certain Matters................................ 26
         SECTION 4.12.  Pooling........................................................ 26
         SECTION 4.13.  Tax-Free Reorganization Treatment.............................. 27
         SECTION 4.14.  Employee Matters............................................... 27
         SECTION 4.15.  Company Affiliates............................................. 27
         SECTION 4.16.  SEC Filings.................................................... 27
         SECTION 4.17.  Guarantee of Performance....................................... 28

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER............................................... 28
         SECTION 5.1.   Conditions to Each Party's Obligations to Effect the Merger.... 28
         SECTION 5.2.   Conditions to the Obligations of the Company................... 28
         SECTION 5.3.   Conditions to the Obligations of Parent and Acquisition........ 30

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER......................................................... 30
         SECTION 6.1.   Termination.................................................... 30
         SECTION 6.2.   Effect of Termination.......................................... 31
         SECTION 6.3.   Fees and Expenses.............................................. 31
         SECTION 6.4.   Amendment...................................................... 32
         SECTION 6.5.   Extension; Waiver.............................................. 32

ARTICLE 7

MISCELLANEOUS.......................................................................... 32
         SECTION 7.1.   Nonsurvival of Representations and Warranties.................. 32
         SECTION 7.2.   Entire Agreement; Assignment................................... 32
         SECTION 7.3.   Validity....................................................... 33
         SECTION 7.4.   Notices........................................................ 33
         SECTION 7.5.   Governing Law.................................................. 33
         SECTION 7.6.   Descriptive Headings........................................... 33
         SECTION 7.7.   Parties in Interest............................................ 33
         SECTION 7.8.   Severability................................................... 34
         SECTION 7.9.   Specific Performance........................................... 34
         SECTION 7.10.  Subsidiaries................................................... 34
         SECTION 7.11.  Counterparts................................................... 34
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                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of October 23, 1996, is among VENTRITEX, INC.,a Delaware corporation (the "Company"), ST. JUDE MEDICAL, INC., a Minnesota corporation ("Parent"), and PACESETTER, INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Acquisition").

                  WHEREAS, the Boards of Directors of the Company, Parent and Acquisition each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined in Section 1.1) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a "pooling-of-interests".

                  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

                  SECTION 1.1. The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Acquisition (the "Merger"). Following the Merger, Acquisition shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Company shall cease.

                  SECTION 1.2. Effective Time. Subject to the provisions of this Agreement, Parent, Acquisition and the Company shall cause the Merger to be consummated by filing an appropriate Certificate of Merger or other appropriate documents (the"Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

                  SECTION 1.3. Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 5, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

                  SECTION 1.4. Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.5. Certificate of Incorporation and Bylaws. The certificate of incorporation of Acquisition in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

                  SECTION 1.6. Directors. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

                  SECTION 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified. The officers of the Company at the Effective Time shall be the initial officers of the Ventritex division of the Surviving Corporation, each to hold such position in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such person's successor is duly appointed and qualified.

                  SECTION 1.8. Conversion of Shares.

                  (a) At the Effective Time, each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (individually a "Share" and collectively, the Shares") (other than Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become exchangeable for 0.6 of a fully paid and nonassessable share of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") (the "Exchange Ratio"). If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the amount of shares of Parent Common Stock constituting the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar transaction.

                  (b) At the Effective Time, each outstanding share of the common stock, par value $1.00 per share, of Acquisition shall remain outstanding as one share of common stock, par value $1.00 per share, of the Surviving Corporation.

                  (c) At the Effective Time, each Share held by Parent, Acquisition or any subsidiary of Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

                  (d) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

                  SECTION 1.9. Exchange of Certificates.

                  (a) As of the Effective Time, Parent shall make available to American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 1, through the Exchange Agent: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.8 in exchange for outstanding Shares and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock pursuant to Section 1.9(f) (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund").

                  (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Acquisition, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled pursuant to Section 1.9(f) on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.9. Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

                  (c) No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.9(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.9(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                  (d) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; PROVIDED, HOWEVER, that Parent may, in its discretion, require the delivery of a suitable bond or indemnity.

                  (e) All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.9(c) or 1.9(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

                  (f) No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the average closing price for Parent Common Stock as reported on the Nasdaq Stock Market (or any subsequent national securities exchange on which shares of Parent Common Stock are listed for trading) for the five trading days immediately preceding the date of the meeting of the Company's stockholders held in connection with the Merger by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems which would otherwise be caused by the issuance of fractional shares.

                  (g) Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Parent Common Stock for any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock, as the case may be.

                  (h) Neither Parent nor the Company shall be liable to any holder of Shares, or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  SECTION 1.10. Stock Options.

                  (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option" or, collectively, "Company Stock Options") issued pursuant to the Company's stock option plans listed on Schedule 1.10 hereto (the "Company Plans"), whether vested or unvested, shall be cancelled and, in lieu thereof, Parent shall issue to each holder of a Company Stock Option an option (each, a "Parent Option"), to acquire, on substantially the same terms and subject to substantially the same conditions as were applicable under such Company Stock Option, including, without limitation, term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, acceleration and termination provisions, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be adjusted, if necessary, in order to comply with Section 424 of the Code and provided, further, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Parent Option shall not include any fractional share and, upon exercise of the Parent Option, a cash payment shall be made for any fractional share based upon the average closing price for Parent Common Stock as reported on the Nasdaq Stock Market (or any subsequent national securities exchange on which shares of Parent Common Stock are listed for trading) for the five trading days immediately preceding the date of exercise. Employment with the Company shall be credited to the optionees for purposes of determining the number of vested shares of Parent Common Stock subject to exercise under converted Company Options after the Effective Time. None of the Company Stock Options that are unvested at the Effective Time shall become vested as a result of the execution and delivery of this Agreement or the consummation of the Merger.

                  (b) As soon as practicable after the Effective Time, but no later than 30 days thereafter, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Plans and stating that the holders will receive Parent Options exercisable for shares of Parent Common Stock on substantially the same terms and conditions as their Company Stock Options (subject to the adjustments required by this Section 1.10 after giving effect to the Merger). At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Parent Options issued by it in accordance with this Section
1.10. As soon as practicable after the Effective Time, to the extent the Parent Common Stock issuable upon exercise of the Parent Options issued in accordance with this Section 1.10 has not previously been registered under the Securities Act of 1933, as amended (the "Securities Act"), then Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the Parent Common Stock subject to such Parent Options, and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Parent Options remain outstanding.


                                    ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to each of Parent and Acquisition as follows:

                  SECTION 2.1. Organization and Qualification; Subsidiaries.

                  (a) The Company and each of its subsidiaries (as defined in Section 7.10), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Company Material Adverse Effect (as defined below). When used in connection with the Company or its subsidiaries, the term "Company Material Adverse Effect" means any change or effect (i) that is materially adverse to the properties, business, results of operations or financial condition of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions or conditions generally affecting the cardiovascular medical device market or (ii) that would impair the ability of the Company to consummate the transactions contemplated hereby.

                  (b) Except as set forth in Section 2.1(b) of the Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"), the Company has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

                  (c) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

                  (d) The Company has heretofore delivered to Parent accurate and complete copies of the certificate of incorporation and by-laws, as currently in effect, of each of the Company and each of its subsidiaries.

                  SECTION 2.2. Capitalization of the Company and its Subsidiaries.

                  (a) The authorized capital stock of the Company consists of:
35,000,000 Shares, of which, as of October 15, 1996, 20,959,260 Shares were issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"), of which, as of the date hereof, none are issued and outstanding. All of the issued and outstanding Shares have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of October 15, 1996, 2,782,116 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans, 78,813 Shares were reserved for issuance under the Company's 1991 Employee Stock Purchase Plan (the "ESPP") and 3,345,455 Shares were reserved for issuance pursuant to the conversion of the Company's 5-3/4% Convertible Subordinated Notes due August 15, 2001 (the "Convertible Notes"). The final purchase by participants under the ESPP will occur no later than the business day immediately preceding the Effective Time. The ESPP will terminate at the Effective Time. A total of 35,000 shares of Preferred Stock have been designated as Series A Participating Preferred Stock and reserved for issuance in connection with the exercise of the Rights (as defined in Section 2.20). Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, since October 15, 1996, no shares of the Company's capital stock have been issued other than pursuant to stock options already in existence on October 15, 1996, and no stock options have been granted. Except as set forth above or as set forth in Section 2.2(a) of the Company Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company,
(iii) no options or other rights to acquire from the Company or its subsidiaries, and no obligations of the Company or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 2.2(a) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the voting of any shares of capital stock of the Company.

                  (b) All of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of the Company or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of the Company. There are no outstanding contractual obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of the Company. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  SECTION 2.3. Authority Relative to this Agreement.

                  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

                  (b) The Company Board has, by unanimous vote of those present, duly and validly approved, and taken all corporate actions required to be taken by the Company Board for the consummation of, the transactions, including the Merger, contemplated hereby and resolved to recommend that the stockholders of the Company approve and adopt this Agreement.

                  SECTION 2.4. SEC Reports; Financial Statements.

                  (a) The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore delivered to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 1, 1995 and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1995 (the "Company SEC Reports"). As of their respective dates, none of such Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since June 30, 1996, except as set forth in the Company SEC Reports, there has not been any change, or any application or request for any change, by the Company or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

                  (b) The Company has heretofore made available to Parent a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Exchange Act.

                  SECTION 2.5. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement"), will, at the date mailed to stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the meeting of the Company's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  SECTION 2.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 2.6 to the Company Disclosure Schedule, no filing or registration with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Except as set forth in Section 2.6 to the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Company Material Adverse Effect.

                  SECTION 2.7. No Default. None of the Company or its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Company Material Adverse Effect.

                  SECTION 2.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by the Company in the Company SEC Reports, as of June 30, 1996, none of the Company or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of the Company (including the notes thereto) as of such date. Except as publicly disclosed by the Company in the Company SEC Reports, since the date of the end of the period covered by the latest Company SEC Report, (i) the business of the Company and its subsidiaries has been carried on only in the ordinary and usual course, and (ii) to the knowledge of the Company, none of the Company or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, and there have been no events, changes or effects with respect to the Company or its subsidiaries, which would have a Company Material Adverse Effect. For purposes of this Agreement, "knowledge of the Company" means the actual knowledge of any executive officer or member of the Company Board as listed in
Section 2.8 of the Company Disclosure Schedule.

                  SECTION 2.9. Litigation. Except as publicly disclosed by the Company in the Company SEC Reports or disclosed in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets which (i) would have, individually or in the aggregate, a Company Material Adverse Effect or (ii) as of the date hereof, questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by the Company, none of the Company or its subsidiaries is subject to any outstanding order, writ, injunction or decree which would have a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

                  SECTION 2.10. Compliance with Applicable Law. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Company Material Adverse Effect. Except as publicly disclosed by the Company in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would have a Company Material Adverse Effect. Except as publicly disclosed by the Company in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12(a)) and except for violations or possible violations which would not have a Company Material Adverse Effect. Except as publicly disclosed by the Company in the Company SEC Reports or as disclosed in Section 2.10 of the Company Disclosure Schedule, to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which would not have a Company Material Adverse Effect.

                  SECTION 2.11. Employee Plans.

                  (a) Section 2.11(a) of the Company Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other employee benefit plans or other benefit arrangements, including executive compensation, directors' benefit, bonus or other incentive compensation, severance and deferred compensation plans and practices which the Company or any of its subsidiaries maintains, contributes to or has any obligation to or liability for (each an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans").

                  (b) True, correct and complete copies or descriptions of each Employee Benefit Plan (and, where applicable, the most recent summary plan description, actuarial report, determination letter, most recent Form 5500 and trust agreement) have been delivered or made available to Parent for review prior to the date hereof.

                  (c) As of the date hereof, except as disclosed on Section 2.11(c) of the Company Disclosure Schedule, (i) all material payments required to be made by or under any Employee Benefit Plan or any related trusts have been made; (ii) the Company and its subsidiaries have performed all material obligations required to be performed by them under any Employee Benefit Plan;
(iii) the Employee Benefit Plans, have been administered in material compliance with their terms and the requirements of ERISA, the Code and other applicable laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefit) pending or threatened with respect to any Employee Benefit Plan; and (v) the Company and its subsidiaries have no material liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise tax or civil penalty.

                  (d) Except as disclosed on Section 2.11(d) of the Company Disclosure, none of the Employee Benefit Plans is subject to Title IV of ERISA.

                  (e) Except as set forth on Section 2.11(e) of the Company Disclosure Schedule, the Company and its subsidiaries have not incurred any unsatisfied withdrawal liability with respect to any Multiemployer Plan.

                  (f) Except as set forth on Section 2.11(f) of the Company Disclosure Schedule, each of the Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so "qualified" and the Company knows of no fact which would adversely affect the qualified status of any such Employee Benefit Plan.

                  (g) Except as set forth on Section 2.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

                  SECTION 2.12. Environmental Laws and Regulations.

                  (a) Except as publicly disclosed by the Company in the Company SEC Reports, (i) each of the Company and its subsidiaries is in compliance with all applicable federal, state and local laws and regulations relating to pollution, the protection of human health from the effects of pollution or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that would not have a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws necessary for the operation of its business as presently conducted, and compliance with the terms and conditions thereof; (ii) none of the Company or its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that would have a Company Material Adverse Effect; and (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

                  (b) Except as publicly disclosed by the Company in the Company SEC Reports, there are no Environmental Claims which would have a Company Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

                  SECTION 2.13. Tax Matters.

                  (a) The Company and each of its subsidiaries has timely filed all Federal income tax returns and all other material tax returns and reports required to be filed by it. All such tax returns are complete and correct in all material respects. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown due on such tax returns. The most recent consolidated financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Company has previously delivered to Parent copies of the Federal and California income tax returns filed by the Company for its taxable years ended in 1993, 1994 and 1995. For purposes of this Agreement, "tax" or "taxes" shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign). "Tax returns" shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to taxes, including without limitation, information returns, any document with respect to or accompanying payments or estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.

                  (b) Except as disclosed on Section 2.13 of the Company Disclosure Schedule, no material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, no requests for waivers of the time to assess any taxes are pending, and no power of attorney with respect to any taxes has been executed or filed with any taxing authority. No material issues relating to taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination. None of the Federal income tax returns of the Company or any of its subsidiaries consolidated in such tax returns has been examined by the Internal Revenue Service.

                  (c) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

                  (d) Except as disclosed on Section 2.13 of the Company Disclosure Schedule and other than with respect to contractual tax indemnity obligations of the Company and its subsidiaries involving claims for state and local taxes which are not material in amount, none of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

                  (e) None of the Company or any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                  (f) Except as disclosed in Section 2.13 of the Company Disclosure Schedule, there are no employment, severance or termination agreements, other compensation arrangements or Employee Benefit Plans currently in effect which provide for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Section 280G(c) of the Code), that would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  (g) Except as disclosed in Section 2.13 of the Company Disclosure Schedule, no Federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Federal income or material state, local or foreign taxes or tax returns of the Company or any of its subsidiaries and neither the Company nor any of its subsidiaries has received a written notice of any pending audit or proceeding with regard to any federal income or material state, local or foreign taxes or tax returns of the Company or any of its subsidiaries.

                  (h) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

                  (i) Neither the Company nor any of its subsidiaries has (i) with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries or (ii) received, or filed any requests for, rulings or determinations in respect of any taxes within the last five years.

                  (j) No property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is "tax exempt bond financed property" within the meaning of Section 168(g) of the Code.

                  (k) The Company and each of its subsidiaries are not currently, have not been within the last five years, and do not anticipate becoming a "United States real property holding company" within the meaning of
Section 897(c) of the Code.

                  (l) No subsidiary of the Company owns any Shares.

                  SECTION 2.14. Intangible Property. To the Company's knowledge, the Company and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company and its subsidiaries as currently conducted, except for failures to own or possess adequate licenses or other valid rights to use any of the foregoing which would not have a Company Material Adverse Effect, and, except as set forth in the Company SEC Reports or Section 2.14 of the Company Disclosure Schedule, to the knowledge of the Company there are no pending assertions or claims challenging the validity of any of the foregoing which would have a Company Material Adverse Effect. Except as disclosed in Section 2.14 of the Company Disclosure Schedule, to the Company's knowledge, there are no current claims or notices that the manufacture and sale of the Company's products infringes the patents of any third party.

                  SECTION 2.15. Opinion of Financial Advisor. Goldman, Sachs & Co. (the "Financial Advisor") has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, the Exchange Ratio is fair to the holders of Shares, and such opinion has not been withdrawn.

                  SECTION 2.16. Brokers. No broker, finder or investment banker (other than the Financial Advisor, a true and correct copy of whose engagement agreement has been provided to Parent) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.

                  SECTION 2.17. Accounting Matters. Neither the Company nor, to the best of its knowledge, any of its affiliates or stockholders (including the Company Affiliates), has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." The Company has not failed to bring to the attention of Parent any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests."

                  SECTION 2.18. Material Contracts.

                  (a) The Company has filed as an exhibit to an Annual Report on Form 10-K or another document filed pursuant to the Securities Act or the Exchange Act, or has delivered or otherwise made available to Parent true, correct and complete copies of all contracts and agreements to which the Company or any of its subsidiaries is a party that are required to be filed in an exhibit to an Annual Report on Form 10-K filed by the Company with the SEC as of the date of this Agreement (the "Contracts"). The Contracts include any severance or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

                  (b) Each of the Contracts is valid and enforceable in accordance with its terms, and there is no default under any Contract so listed either by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party, in any such case in which such default or event would have a Company Material Adverse Effect.

                  (c) No party to any such Contract has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder, in any such case in which such breach or default would have a Company Material Adverse Effect.

                  SECTION 2.19. Products. Except as disclosed in the Company SEC
Reports:

                  (a) Each of the products currently being produced or sold by the Company and its subsidiaries (i) is in compliance in all material respects with all applicable U.S. federal, state and local laws and regulations and (ii) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale;

                  (b) To the knowledge of the Company, no facts exist which would reasonably be expected to furnish a substantial basis for the recall, withdrawal or suspension by the Company or any of its subsidiaries of any such product as a result of, or in order to comply with, any U.S. federal, state or local law, regulation or rule or order of any Governmental Entity, except for such recalls, withdrawals or suspensions as would not have a Company Material Adverse Effect;

                  (c) Section 2.19 of the Company Disclosure Schedule sets forth a list of all licenses and approvals granted by or pending with any Governmental Entity in any country to market any product of the Company and its subsidiaries (the "Company Product Registrations"). All products sold under the Company Product Registrations are manufactured and marketed in all material respects in accordance with the specifications and standards contained in the Company Product Registrations. The Company and its subsidiaries have the sole rights under the Company Product Registrations and such registrations are in full force and effect; and

                  (d) Except as disclosed in Section 2.19 of the Company Disclosure Schedule, since January 1, 1993, there have been no statements, citations, warning letters, FDA Forms 483, or decisions by any Governmental Entity that any product produced, manufactured, marketed or distributed at any time by the Company or any of its subsidiaries is defective or fails to meet any applicable standards promulgated by any such Governmental Entity. Except as disclosed in Section 2.19 of the Company Disclosure Schedule, there is no proceeding by the FDA or any other Governmental Entity, including, but not limited to, a grand jury investigation, a 405 hearing or a civil penalty proceeding, pending, or to the Company's knowledge threatened, against the Company or any of its subsidiaries, and no such proceedings have been brought at any time in the past relating to the safety or efficacy of the products of the Company and its subsidiaries and, to the Company's knowledge, there is no basis for such a proceeding.

                  SECTION 2.20. Amendment to Rights Agreement. The Company Board has taken all necessary action to amend the Rights Agreement, dated as of August 16, 1994, as amended, between the Company and Chemical Trust Company of California, as Rights Agent (the "Rights Agreement") so that none of the execution or delivery of this Agreement, the exchange of Parent Common Stock for the Shares in accordance with Article I, or any other transaction contemplated hereby will cause (i) the rights (the "Rights") issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (ii) Parent or Acquisition to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (iii) the "Shares Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event. The "Expiration Date" (as defined in the Rights Agreement) of the Rights shall occur immediately prior to the Effective Time.


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND ACQUISITION

                  Parent and Acquisition hereby represent and warrant to the Company as follows:

                  SECTION 3.1. Organization.

                  (a) Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Parent Material Adverse Effect (as defined below). When used in connection with Parent or Acquisition, the term "Parent Material Adverse Effect" means any change or effect that is (i) materially adverse to the properties, business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which Parent and its subsidiaries are engaged or (ii) that would impair the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby. The parties acknowledge and agree that a decrease in the market value of the Parent Common Stock will not, in and of itself, constitute a Parent Material Adverse Effect.

                  (b) Except as set forth in Section 3.1(b) of the Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), Parent has no subsidiaries and does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity.

                  (c) Each of Parent and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

                  (d) Parent has heretofore delivered to the Company accurate and complete copies of the articles of incorporation and by-laws, as currently in effect, of Parent.

                  SECTION 3.2. Capitalization of Parent and its Subsidiaries.

                  (a) The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock, of which, as of September 30, 1996, 80,976,337 shares of Parent Common Stock were issued and outstanding, and (ii) 25,000,000 shares of preferred stock, $.01 par value per share, of which, as of the date hereof, none are issued and outstanding. All of the shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of September 30, 1996, 5,155,986 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options and 494,442 shares of Parent Common Stock were reserved for issuance in connection with Parent's employee stock purchase savings plan. Except as set forth in Section
3.2 of the Parent Disclosure Schedule since September 30, 1996, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on September 30, 1996, and no stock options have been granted. Except as set forth above or as described in Section 3.2 of the Parent Disclosure Schedule, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (iii) no options or other rights to acquire from Parent or its subsidiaries, and no obligations of Parent or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (iv) no equity equivalents, interests in the ownership or earnings of Parent or its subsidiaries or other similar rights (including stock appreciation rights) (collectively, "Parent Securities"). There are no outstanding obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Except as set forth in
Section 3.2 of the Parent Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or to which it is bound relating to the voting of any shares of capital stock of Parent.

                  (b) All of the outstanding capital stock of Parent's subsidiaries (including Acquisition) is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). There are no securities of Parent or its subsidiaries convertible into or exchangeable for, no options or other rights to acquire from Parent or its subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of Parent. There are no outstanding contractual obligations of Parent or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of Parent.

                  SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                  SECTION 3.4. SEC Reports; Financial Statements.

                  (a) Parent has filed all required forms, reports and documents with the SEC since January 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 1995, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1996 and (iii) all other reports or registration statements filed by Parent with the SEC since January 1, 1995 (the "Parent SEC Reports"). As of their respective dates, none of such Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments). Since December 31, 1995, except as set forth in the Parent SEC Reports, there has not been any change, or any application or request for any change, by Parent or any of its subsidiaries in accounting principles, methods or policies for financial accounting or tax purposes.

                  (b) Parent has heretofore made available to the Company a complete and correct copy of any material amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.

                  SECTION 3.5. Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Proxy Statement, Parent shall promptly so advise the Company and such event shall be so described, and such amendment or supplement (which the Company shall have a reasonable opportunity to review) shall be promptly filed with the SEC. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                  SECTION 3.6. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the filing and recordation of the Certificate of Merger as required by the DGCL and as otherwise set forth in Section 3.6 to the Parent Disclosure Schedule, no filing or registration with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Parent Material Adverse Effect. Except as set forth in Section 3.6 of the Parent Disclosure Schedule, neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Parent or Acquisition or any of Parent's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition or any of Parent's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of Parent's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not have a Parent Material Adverse Effect.

                  SECTION 3.7. No Default. None of the Parent or its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate or articles of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Parent Material Adverse Effect.

                  SECTION 3.8. No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by Parent in the Parent SEC Reports, as of June 30, 1996, none of Parent or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due or asserted or unasserted, which would be required by GAAP to be reflected in, reserved against or otherwise described in the consolidated balance sheet of Parent (including the notes thereto) as of such date. Except as publicly disclosed by Parent in the Parent SEC Reports and except for the execution by Parent, Acquisition and certain affiliates of Parent of that certain Asset Purchase Agreement (United States), dated as of September 24, 1996, among Acquisition, Telectronics Pacing Systems, Inc. and TPLC, Inc., the International Purchase Agreements referred to in such Asset Purchase Agreement (United States) and the other agreements to be executed pursuant to such Asset Purchase Agreement (United States) and International Purchase Agreements (collectively, the "Telectronics Agreements"), since the date of the end of the period covered by the latest Parent SEC Report, (i) the business of Parent and its subsidiaries has been carried on only in the ordinary and usual course, and (ii) to the knowledge of Parent, none of Parent or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, and there have been no events, changes or effects with respect to Parent or its subsidiaries which would have, a Parent Material Adverse Effect. For purposes of this Agreement, "knowledge of the Parent" means the actual knowledge of any executive officer or member of the Board of Directors of the Parent as listed in Section 3.8 of the Parent Disclosure Schedule.

                  SECTION 3.9. Litigation. Except as publicly disclosed by Parent in the Company SEC Reports or disclosed in Section 3.9 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of their respective properties or assets which
(i) would have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by Parent, none of Parent or its subsidiaries is subject to any outstanding order, writ, injunction or decree which would have a Parent Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby.

                  SECTION 3.10. Compliance with Applicable Law. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses as presently conducted (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would have a Parent Material Adverse Effect. Except as publicly disclosed by Parent in the Parent SEC Reports, Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure so to comply would not have a Parent Material Adverse Effect. Except as publicly disclosed by Parent in the Parent SEC Reports, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations or possible violations which would not have a Parent Material Adverse Effect. Except as publicly disclosed by Parent in the Parent SEC Reports, to the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries is pending or threatened, nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which would not have a Parent Material Adverse Effect.

                  SECTION 3.11. Tax Matters. Neither Parent nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

                  SECTION 3.12. Products. Except as disclosed in the Parent SEC Reports and except for the products to be acquired pursuant to the Telectronics Agreements, as to which no representation or warranty is being made hereunder:

                  (a) Each of the products currently being produced or sold by Parent and its subsidiaries (i) is in compliance in all material respects with all applicable U.S. federal, state and local laws and regulations and (ii) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale;

                  (b) To the knowledge of Parent, no facts exist which would reasonably be expected to furnish a substantial basis for the recall, withdrawal or suspension by Parent or any of its subsidiaries of any such product as a result of, or in order to comply with, any U.S. federal, state or local law, regulation or rule or order of any Governmental Entity, except for such recalls, withdrawals or suspensions as would not have a Parent Material Adverse Effect;

                  (c) All products sold under all licenses and approvals granted by or pending with any Governmental Entity in any country to market any product of Parent and it subsidiaries (the "Parent Product Registrations") are manufactured and marketed in all material respects in accordance with the specifications and standards contained in the Parent Product Registrations. Parent and its subsidiaries have the sole rights under the Parent Product Registrations in the United States and such registrations are in full force and effect; and

                  (d) As of the date hereof, there are no pending and unsatisfied statements, citations, warning letters, FDA Forms 483, or decisions by any United States Governmental Entity that any product produced, manufactured, marketed or distributed by Parent or any of its subsidiaries is defective or fails to meet any applicable standards promulgated by any such United States Governmental Entity. There is no proceeding by the FDA or any other United States Governmental Agency, including, but not limited to, a grand jury investigation, a 405 hearing or a civil penalty proceeding, pending, or to Parent's knowledge threatened, against Parent or any of its subsidiaries, relating to the safety or efficacy of the products of Parent and its subsidiaries and, to Parent's knowledge, there is no basis for such a proceeding.

                  SECTION 3.13. Intangible Property. To Parent's knowledge, Parent and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Parent and its subsidiaries as currently conducted, except for failures to own or possess adequate licenses or other valid rights to use any of the foregoing which would not have a Parent Material Adverse Effect, and, except as set forth in the Parent SEC Reports or Section 3.13 of the Parent Disclosure Schedule, to the knowledge of Parent there are no pending assertions or claims challenging the validity of any of the foregoing which would have a Parent Material Adverse Effect. Except as disclosed in Section 3.13 of the Parent Disclosure Schedule, to Parent's knowledge, there are no pending claims or notices that the manufacture and sale of Parent's products infringes the patents of any third party.

                  SECTION 3.14. Brokers. No broker, finder or investment banker (other than CS First Boston) is entitled to any brokerage, finder's or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Acquisition or any of their affiliates.

                  SECTION 3.15. Accounting Matters. Neither Parent nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests." Parent has not failed to bring to the attention of the Company any actions, or agreements or understandings, whether written or oral, to act that would be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests."

                  SECTION 3.16. Telectronics Agreements. Parent has furnished to counsel to the Company true, complete and correct copies of all Telectronics Agreements in effect as of the date of this Agreement and any written documents, instruments or other arrangements executed by the parties thereto in connection therewith.

                  SECTION 3.17. Medtronic Agreement. The License Agreement, dated August 26, 1992, between Medtronic Inc. and Siemens AG as assigned to Parent on August 23, 1994 is in full force and effect and will not by its terms terminate by reason of the Merger.


                                   ARTICLE 4

                                    COVENANTS

                  SECTION 4.1. Conduct of Business of the Company and Parent.

                  (a) Except as contemplated by this Agreement or Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

                  (i) amend its certificate of incorporation or bylaws (or other similar governing instrument);

                  (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the sale of up to 78,813 shares of Company Common Stock to employees under the ESPP, the issuance of shares of Company Common Stock pursuant to the conversion of the Convertible Notes in accordance with the terms thereof and the issuance or sale of shares of Company Common Stock pursuant to outstanding options granted prior to the date hereof under the Company Plans (in each case, in the ordinary course of business and consistent with past practice);

                  (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or, except as set forth in Section 4.1(c) below, redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

                  (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

                  (v) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary in a manner that would have a Company Material Adverse Effect;

                  (vi) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice and in amounts not material to the Company and its subsidiaries, taken as a whole, and except for obligations of the wholly owned subsidiaries of the Company; (C) make any loans, advances or capital contributions to, or investments in, any other person (other than to the wholly owned subsidiaries of the Company or customary loans or advances to employees in the ordinary course of business consistent with past practice and in amounts not material to the maker of such loan or advance); (D) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries; or (E) mortgage or pledge any of its material assets, tangible or intangible, or create, grant or incur any material Lien thereupon;

                  (vii) except as may be required by law or as contemplated by this Agreement, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option (except for normal grants to newly hired or current employees, consistent with past practice), stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or (except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, and as required under existing agreements or in the ordinary course of business generally consistent with past practice) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

                  (viii) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its subsidiaries taken as a whole, enter into any commitment or transaction outside the ordinary course of business or grant any exclusive distribution rights;

                  (ix) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

                  (x) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

                  (xi) (A) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement, other than in the ordinary course of business or amend in any material respect any of the Contracts or the agreements referred to in Section 2.18; (C) authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $5 million; PROVIDED, that none of the foregoing shall limit any capital expenditure already included in the Company's fiscal 1996 or fiscal 1997 capital expenditure budget provided to Parent prior to the date hereof; or (D) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited hereunder;

                  (xii) make or revoke any tax election or settle or compromise any tax liability in a manner that involves the payment of a sum of money in excess of $100,000 or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

                  (xiii) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its subsidiaries or incurred in the ordinary course of business consistent with past practice;

                  (xiv) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby in a manner that involves the payment of a sum of money in excess of $100,000 or that imposes material non-monetary obligations on the Company; or

                  (xv) take, propose to take, or agree in writing or otherwise to take, any of the actions described above or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

                  (b) Except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

                  (i) amend its certificate of incorporation or bylaws (or other similar governing instrument);

                  (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents, except for the sale of shares of Parent Common Stock to employees under the Parent's employee stock purchase savings plan, the issuance of shares of Parent Common Stock pursuant to outstanding options granted prior to the date hereof under the Parent's employee stock option plans and the grant of options after the date hereof (and the issuance of shares pursuant thereto) pursuant to such plans (in each case, in the ordinary course of business and consistent with past practice);

                  (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (other than in respect of periodic regular cash dividends), make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries;

                  (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of its subsidiaries (other than the Merger);

                  (v) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary in a manner that would have a Parent Material Adverse Effect;

                  (vi) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; or

                  (vii) take, propose to take, or agree in writing or otherwise to take, any of the actions described above or any actions which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect.

                  (c) Notwithstanding the provisions of Section 4.1(a) hereof, following the public announcement of the execution of this Agreement and prior to the Effective Time, the Company shall repurchase in open market transactions 200,000 shares of Company Common Stock outstanding on the date hereof.

                  SECTION 4.2. Preparation of S-4 and the Proxy Statement. The Company will, as promptly as practicable, prepare and file with the SEC the Proxy Statement in connection with the vote of the stockholders of the Company with respect to the Merger. Parent will, as promptly as practicable, prepare, following receipt of notification from the SEC that it has no further comments on the Proxy Statement, and file with the SEC the S-4, containing a proxy statement/prospectus and form of proxy, in connection with the registration under the Securities Act of the shares of Parent Common Stock issuable upon conversion of the Shares and the other transactions contemplated hereby. Parent and the Company will, and will cause their accountants and lawyers to, use all reasonable best efforts to have or cause the S-4 declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

                  SECTION 4.3. No Solicitation.

                  (a) Until the earlier of the Effective Time or the termination of this Agreement, the Company agrees that neither it nor any of its subsidiaries, nor any of the officers, directors or employees of it or its subsidiaries shall, and it shall direct and use its best efforts to cause its and its subsidiaries' representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries), not to, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action knowingly to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; provided, however, that nothing in this Agreement shall prohibit the Company Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date of this Agreement, if, in the case referred to in clause (ii) above, the Company Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is likely to be required for the Company Board to comply with its fiduciary duties to stockholders under applicable law and, prior to taking such action, the Company receives from such person or entity an executed confidentiality agreement in reasonably customary form. For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company or any of its subsidiaries: (w) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (x) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (y) any tender offer or exchange offer for 20 percent or more of the outstanding shares of Company Common Stock or the filing of a registration statement under the Securities Act in connection therewith; or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

                  (b) Except as set forth in this Section 4.3(b), the Company Board shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Company Board may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent does not make within 48 hours of Parent's receipt of the Notice of Superior Proposal, an offer which the Company Board, after consultation with its financial advisors, determines is superior to such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal that the Company Board determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

                  SECTION 4.4. Intentionally omitted.

                  SECTION 4.5. Stockholder Meeting. The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and related matters. The Company will, through the Company Board recommend to its stockholders approval of such matters; PROVIDED, HOWEVER, that the Company Board may withdraw its recommendation if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is necessary to do so to comply with its fiduciary duties to stockholders under applicable law.

                  SECTION 4.6. Access to Information.

                  (a) Between the date hereof and the Effective Time, upon reasonable notice and except as may be otherwise required by applicable law, each party (for these purposes, Parent and Acquisition shall be deemed to be one party) will give to the other party and the other party's authorized representatives reasonable access during normal business hours to its employees, plants, offices, warehouses and other facilities and to all of its books and records, will permit the other party to make such inspections as the other party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to its business, properties and personnel as the other party may from time to time reasonably request, provided that no investigation pursuant to this Section 4.6(a) shall affect or be deemed to modify any of the representations or warranties made herein and provided, further, that the foregoing shall not require either party to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the violation of any of its obligations to a third party with respect to confidentiality if it shall have used best efforts to obtain the consent of such third party to such inspection or disclosure.

                  (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent and Acquisition within five business days after the delivery thereof to management, such monthly financial statements and data as are regularly prepared for distribution to Company management. At the earliest time they are available, each party shall furnish to the other party such quarterly and annual financial statements as are prepared for its SEC filings, which shall be in accordance with its books and records.

                  (c) Parent will furnish to counsel to the Company true, complete and correct copies of all Telectronics Agreements (and any written documents, instruments or other arrangements executed by the parties thereto in connection therewith) executed following the date hereof and on or prior to the Effective Time.

                  (d) Each party will hold and will cause its consultants and advisors to hold in confidence all documents and information concerning the other party furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreements entered into between the Company and Parent dated August 30, 1996.

                  SECTION 4.7. Additional Agreements; Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Telectronics Agreements as soon as practicable, including, without limitation, (i) cooperation in the preparation and filing of the Proxy Statement and the S-4 and any amendments to any thereof;
(ii) the taking of all action necessary, proper or advisable to secure any necessary consents of all third parties and Governmental Entities; (iii) contesting and resisting any legal proceeding relating to the Merger or the Telectronics Agreements and having vacated, lifted, reversed or overturned any decree, judgment or other order that restricts, prevents or prohibits the Merger or any other transaction contemplated hereby or by the Telectronics Agreements; and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Notwithstanding the provisions of this Section 4.7, except for contractual arrangements in effect on the date hereof, neither party shall be required to pay any amounts of money to third parties to secure any consent or approval or to agree to any request or requirement of any Governmental Entity that would materially impair or diminish the benefits or ownership rights expected to be derived by Parent or the Company from the transactions contemplated by this Agreement and the Telectronics Agreements.

                  SECTION 4.8. Antitrust Reviews. Each party hereto will use its best efforts (a) to file with the US Department of Justice and US Federal Trade Commission, as soon as practicable after the date hereof, the Notification and Report Form under the HSR Act and any supplemental information or material requested pursuant to the HSR Act, and (b) to comply as soon as practicable after the date hereof with any other laws of any country and the European Union under which any consent, authorization, registration, declaration or other action with respect to the transactions contemplated herein may be required. Each party hereto shall furnish to the other such information and assistance as the other may reasonably request in connection with any filing or other act undertaken in compliance with the HSR Act or other such laws, and shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity under the HSR Act or other such laws.

                  SECTION 4.9. Public Announcements. Each of Parent, Acquisition and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement or any filing with any third party or Governmental Entity prior to such consultation.

                  SECTION 4.10. Indemnification; Directors' and Officers' Insurance.

                  (a) Indemnification. From and after the Effective Time, Parent shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses and costs (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of the Company or one or more of its subsidiaries or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. Parent hereby agrees that any loss, expense, cost (including reasonable attorneys' fees and expenses), claims, damages or liability suffered by any director, officer or employee of the Company arising out of any claim initiated by Intermedics, Inc., Peter Dorflinger or any other officer or employee of Intermedics, Inc. shall be deemed to be a loss, expense, cost, claim, damage or liability arising out of the fact that such person is or was a director, officer or employee of the Company or one or more of its subsidiaries. In the event of any loss, expense, claim, damage or liability (whether or not arising before the Effective Time) described in the first sentence of this Section 4.10(a), (i) Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL and upon receipt of any affirmation and undertaking required by the DGCL, (ii) Parent will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and Parent's articles of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; PROVIDED, HOWEVER, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be reasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

                  (b) Insurance. For a period of three years after the Effective Time, Parent shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time (or Parent may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time), to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained or obtained at such costs, Parent shall maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance.

                  (c) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set for in this Section 4.10.

                  (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the Company's certificate of incorporation or bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

                  (e) Benefit. The provisions of this Section 4.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

                  SECTION 4.11. Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of the status of matters relating to completion of the transactions contemplated hereby, including (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time,
(ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of it and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party or Governmental Entity with respect to the Merger or the other transactions contemplated hereby or alleging that the consent of such third party or Governmental Entity is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses or results of operations, taken as a whole, other than changes resulting from general economic conditions; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  SECTION 4.12. Pooling. The Company and Parent each agrees that it will not take any action which could prevent the Merger from being accounted for as a "pooling-of-interests" for accounting purposes, and the Company will bring to the attention of Parent, and Parent will bring to the attention of the Company, any actions, or agreements or understandings, whether written or oral, that could be reasonably likely to prevent Parent from accounting for the Merger as a "pooling-of-interests." The Company and Parent shall use their best efforts to cause Ernst & Young LLP ("E&Y") to deliver to Parent and the Company a letter, addressed to the Company and Parent, stating that after appropriate review of this Agreement and based upon its familiarity with the Company and Parent, following the Merger the Company and Parent are entities that qualify as parties to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. Each party will inform all Company Affiliates (as hereinafter defined in Section 4.15) and other relevant affiliates and employees of the parties as to those actions that should or should not be taken by such persons so that the Merger will be accounted for as a "pooling-of-interests" and will use its best efforts to cause such affiliates and persons employed by it to take or not take such actions as either party may be informed by any Governmental Entity are necessary to be taken or not to be taken so that the Merger will be accounted for as a "pooling-of-interests."

                  SECTION 4.13. Tax-Free Reorganization Treatment. The Company, Parent and Acquisition shall execute and deliver to Sullivan & Cromwell, counsel to the Company, and Weil, Gotshal & Manges LLP, counsel to Parent, certificates containing customary representations, at such time or times as reasonably requested by such law firms in connection with their respective deliveries of opinions with respect to the transactions contemplated hereby.

                  SECTION 4.14. Employee Matters.

                  (a) For the period commencing with the Effective Time and ending on June 30, 1998, Parent shall and shall cause its subsidiaries to maintain with respect to their employees who had been employed by the Company or any of its subsidiaries (i) base salary or regular hourly wage rates for each such employee at not less than the rate applicable immediately prior to the Merger to such employee, and (ii) benefits under employee benefit plans (as defined for purposes of Section 3(3) of ERISA), other than employee benefits as to which the employees' interests are based upon the Shares, which are substantially comparable in the aggregate to such benefits provided by the Company and its subsidiaries immediately prior to the Merger. Thereafter, in Parent's discretion, either (i) the provisions of the preceding sentence shall be complied with by Parent or (ii) employees of the Company and its subsidiaries shall be treated no less favorably under the compensation and benefits programs of Parent than other similarly situated employees of Parent and its subsidiaries.

                  (b) Parent and its subsidiaries shall credit employees of the Company and its subsidiaries with their service prior to the Merger with the Company and its subsidiaries to the same extent such service was counted under the Company ERISA Plans for all purposes other than benefit accruals under the defined benefit pension plans of Parent and its subsidiaries.

                  (c) Parent will, and will cause the Surviving Corporation to, honor the employment and severance agreements and all other obligations of the Surviving Corporation listed on Section 4.14(c) of the Company Disclosure Schedule. Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.

                  SECTION 4.15. Company Affiliates. Prior to the Effective Time, each of the Company and Parent will deliver to the other a letter identifying all persons who, at the time of the meeting of the Company's stockholders referred to in Section 4.5, it believes are its "affiliates" for purposes of Rule 145 under the Securities Act and for the purposes of applicable interpretations regarding the pooling-of-interests method of accounting (the persons identified in the Company's letter are each hereinafter referred to as a "Company Affiliate" and the persons identified in Parent's letter are each hereinafter referred to as a "Parent Affiliate"). The Company shall use its best efforts to obtain a written agreement on or prior to the Effective Time from each person who is identified as a Company Affiliate providing that (i) such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act or an exemption from the registration requirements of the Securities Act. Each of the Company and Parent shall use its best efforts to obtain a written agreement on or prior to the Effective Time from each Company Affiliate and Parent Affiliate, respectively, providing that (ii) on or prior to the earlier of (x) the mailing of the Proxy Statement or (y) the thirtieth day prior to the Effective Time such person will not thereafter sell or in any other way reduce such person's risk relative to any shares of Parent Common Stock (within the meaning of the SEC's Financial Reporting Release No. 1, "Codification of Financing Reporting Policies," ss. 201.01 47 F.R. 21028 (April 15, 1982)), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC.

                  SECTION 4.16. SEC Filings. Each of Parent and the Company shall promptly provide the other party (or its counsel) with copies of all filings made by the other party or any of its subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                  SECTION 4.17. Guarantee of Performance. Parent hereby guarantees the performance by Acquisition of its obligations under this Agreement.


                                    ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  SECTION 5.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

                  (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity and continued in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger;

                  (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received;

                  (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for the Shares in the Merger;

                  (e) the Company and Parent each shall have received from E&Y a letter stating that after appropriate review of this Agreement and based upon its familiarity with the Company and Parent, following the Merger the Company and Parent are entities that qualify as parties to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations and such letter shall not have been withdrawn or modified in any material respect;

                  (f) [intentionally omitted]; and

                  (g) the closing contemplated by the Asset Purchase Agreement (United States), dated as of September 24, 1996, by and among Acquisition, Telectronics Pacing Systems, Inc. and TPLC, Inc. shall have occurred.

                  SECTION 5.2. Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except for the representation and warranty made in the first sentence of Section 3.12(d), which is being made only as of the date of this Agreement), and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

                  (b) each of the obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

                  (c) each Parent Affiliate shall have delivered and performed his or her obligations under the letter referenced in Section 4.15;

                  (d) the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market (or any subsequent national securities exchange on which shares of Parent Common Stock are then listed for trading) upon official notice of issuance;

                  (e) the opinion of Sullivan & Cromwell, counsel to the Company, addressed to the Company substantially to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to Shares converted into shares of Parent Common Stock (other than with respect to cash received in lieu of fractional shares of Parent Common Stock), dated the Closing Date, shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect;

                  (f) there shall have been no events, changes or effects with respect to Parent or its subsidiaries (other than such events, changes or effects that arise out of or result from the execution of this Agreement or the proposed consummation of the Merger and the other transactions contemplated hereby) having or which would have a Parent Material Adverse Effect;

                  (g) Parent and Acquisition shall have executed with State Street Bank and Trust Company a supplemental indenture with respect to the Convertible Notes, which supplemental indenture shall provide that upon consummation of the Merger, (i) Acquisition shall assume the due and punctual payment of the principal of and interest on all the Convertible Notes and the performance and observance of every covenant to be performed or observed by the Company under the Indenture under which such Convertible Notes were issued, (ii) the holder of each Convertible Note outstanding immediately following the Merger thereafter shall have the right to convert such Convertible Note into Parent Common Stock at the rate of 34.90908 shares of Parent Common Stock for each $1,000 principal amount of the Convertible Notes and (iii) Parent shall assume as a joint obligor Acquisition's obligations to pay the principal of and premium, if any, and interest on the Convertible Notes;

                  (h) the Agreement, dated the date hereof, between Intermedics, Inc. and Acquisition (the "Intermedics Consent") shall be in full force and effect without any modification or amendment that would materially and adversely affect the ability of the Surviving Corporation following the Effective Time to conduct the operations of the Company as such operations are conducted by the Company on the date of this Agreement;

                  (i) Acquisition shall have offered to enter into an employment agreement in the form annexed hereto as Exhibit A with each of the persons listed in Section 5.2(i) of the Company Disclosure Schedule; and

                  (j) Intermedics, Inc. and Acquisition shall have entered into the 1996 License Agreement referred to in the Intermedics Consent, such 1996 License Agreement to be in substance as described in the Intermedics Consent as determined in the reasonable judgment of the Company.

                  SECTION 5.3. Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) the representations and warranties of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time, and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

                  (b) each of the obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing the Company shall have delivered to Parent and Acquisition a certificate to that effect;

                  (c) each Company Affiliate shall have delivered and performed his or her obligations under the letter referenced in Section 4.15;

                  (d) there shall have been no events, changes or effects with respect to the Company or its subsidiaries (other than such events, changes or effects that arise out of or result from the execution of this Agreement or the proposed consummation of the Merger and the other transactions contemplated hereby) having or which would have a Company Material Adverse Effect;

                  (e) the opinion of Weil, Gotshal & Manges LLP, addressed to Parent, substantially to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Parent, Acquisition or the Company as a result of the Merger, dated the Closing Date, shall have been delivered and such opinion shall not have been withdrawn or modified in any material respect; and

                  (f) the Surviving Corporation shall have entered into an employment agreement with each of the persons listed in Section 5.3(f) of the Parent Disclosure Schedule.


                                    ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

                  SECTION 6.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time, but prior to the Effective Time:

                  (a) by mutual written consent of Parent, Acquisition and the Company;

                  (b) by Parent and Acquisition or the Company if (i) the Merger has not been consummated by May 1, 1997, PROVIDED that no party may terminate this Agreement pursuant to this clause (i) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date, or (ii) the Company or Parent shall have convened a meeting of its respective stockholders and failed to obtain the requisite vote of its respective stockholders; or

                  (c) by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any representation or warranty of Parent or Acquisition shall have become untrue, in either case such that the conditions set forth in
Section 5.2(a) would be incapable of being satisfied by May 1, 1997 (or as otherwise extended), (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Parent Material Adverse Effect or materially adversely affecting the consummation of the Merger, and Parent or Acquisition, as the case may be, has not cured such breach within 20 business days after notice by the Company thereof, or (iii) the Company enters into a definitive agreement relating to a Superior Proposal in accordance with Section 4.3(b) (provided that such termination shall not be effective until payment of the amount required under
Section 6.3(a)).

                  (d) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by May 1, 1997 (or as otherwise extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Company Material Adverse Effect or materially adversely affecting the consummation of the Merger, and the Company has not cured such breach within 20 business days after notice by Parent or Acquisition thereof, or (iii) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, shall have recommended to the Company's stockholders any Acquisition Proposal (other than the Merger), shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, or the Company shall have entered into a definitive agreement relating to a Superior Proposal.

                  SECTION 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 6.2 and Sections 4.6(c) and 6.3. Nothing contained in this Section 6.2 shall relieve any party from liability for any wilful breach of this Agreement.

                  SECTION 6.3. Fees and Expenses.

                  (a) In the event that this Agreement shall be terminated pursuant to:

                  (i) Sections 6.1(d)(i) or 6.1(d)(ii) as a result of a wilful breach by the Company and, within twelve months thereafter, the Company enters into an agreement with respect to any Acquisition Proposal (other than the Merger)), or

                  (ii) Sections 6.1(c)(iii) or 6.1(d)(iii), then Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, and in full satisfaction and settlement of any claims that Parent otherwise might have against the Company in respect of any such termination of this Agreement, the Company shall pay to Parent the amount of Fourteen Million Five Hundred Thousand Dollars ($14,500,000) (and not as a penalty) as follows:
(i) in the case of a termination under Section 6.1(d)(i) or 6.1(d)(ii), such amount shall be paid on the date the Company consummates an Acquisition Proposal and (ii) in the case of a termination under Section 6.1(c)(iii) or 6.1(d)(iii), such amount shall be paid on the date of such termination. Notwithstanding the immediately preceding sentence, any payment as a result of a termination of this Agreement pursuant to Section 6.1(d)(i) or 6.1(d)(ii) shall be reduced by the amount of any damages actually recovered by Parent or Acquisition in respect thereof.

                  (b) If the Company Board withdraws its recommendation to Company stockholders that they vote to approve this Agreement and related matters by reason of changes to the market prices of Parent Common Stock (in the absence of any occurrences that had or would have a Parent Material Adverse Effect) following the date hereof and the Merger is not consummated by reason of such withdrawal, then the Company shall pay to Parent the amount of Fourteen Million Five Hundred Thousand Dollars ($14,500,000). Such payment shall not be deemed to be the exclusive remedy or remedies for any breach of this Agreement by the Company, but shall be in addition to all other remedies available to Parent at law or equity. Nothing contained in this Section 6.3(b) shall be an admission by Parent that a change in the market prices of Parent Common Stock (in the absence of any occurrences that had or would have a Parent Material Adverse Effect) following the date hereof is an appropriate basis for the Company Board to withdraw its recommendation to Company stockholders pursuant to
Section 4.5 hereof.

                  (c) Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. The cost of printing the S-4 and the Proxy Statement shall be borne equally by the Company and Parent.

                  SECTION 6.4. Amendment. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

                  SECTION 6.5. Extension; Waiver. At any time prior to the Effective Time, each party hereto (for these purposes, Parent and Acquisition shall together be deemed one party and the Company shall be deemed the other party) may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.


                                    ARTICLE 7

                                  MISCELLANEOUS

                  SECTION 7.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement.

                  SECTION 7.2.  Entire Agreement; Assignment.  This Agreement

                  (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and

                  (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 7.3. Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

                  SECTION 7.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party as follows:

           if to Parent or
           to Acquisition to:     St. Jude Medical, Inc.
                                  One Lillehei Plaza
                                  St. Paul, MN 55117
                                  Attention: General Counsel
                                  Facsimile: (612) 490-4333

           with a copy to:        Weil, Gotshal & Manges LLP
                                  767 Fifth Avenue
                                  New York, NY 10153
                                  Attention: Dennis J. Block, Esq.
                                  Facsimile: (212) 310-8007


           if to the Company to:  Ventritex, Inc.
                                  701 East Evelyn Avenue
                                  Sunnyvale, CA 94086
                                  Attention:  Mr. Frank M. Fischer
                                  Facsimile: (408) 738-0285

           with a copy to:        Sullivan & Cromwell
                                  125 Broad Street
                                  New York, NY 10004
                                  Attention:  Benjamin F. Stapleton, Esq.
                                  Facsimile: (212) 558-3588

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

                  SECTION 7.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

                  SECTION 7.6. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  SECTION 7.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.10 and
7.2 nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  SECTION 7.8. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

                  SECTION 7.9. Specific Performance. The parties hereto acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and, shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  SECTION 7.10. Subsidiaries. The term "subsidiary" shall mean, when used with reference to any entity, any entity more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of which are owned directly or indirectly by such former entity.

                  SECTION 7.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


           IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                       ST. JUDE MEDICAL, INC.

                                       By: /s/ Ronald A. Matricaria
                                           -----------------------------------
                                       Name: Ronald A. Matricaria
                                       Title: President and Chief Executive
                                              Officer



                                       PACESETTER, INC.

                                       By: /s/ Patrick Forteau
                                           -----------------------------------
                                       Name: Patrick Forteau
                                       Title: President



                                       VENTRITEX, INC.

                                       By: /s/ Frank M. Fischer
                                           -----------------------------------
                                       Name: Frank M. Fischer
                                       Title: President and Chief Executive
                                              Officer